EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE
May 17, 2012

Ashland Inc. board increases annual dividend 29 percent

COVINGTON, Ky. – The board of directors of Ashland Inc. (NYSE: ASH) has declared a quarterly cash dividend of 22.5 cents per share on the company’s common stock. This represents a 29 percent increase from the previous quarterly dividend and is equivalent to an annual dividend of 90 cents per share. The dividend is payable June 15, 2012, to shareholders of record at the close of business on June 1, 2012. As of March 31, 2012, there were 78,467,329 shares of Ashland common stock outstanding.

“This dividend increase reflects the board’s continued confidence in the strategic direction of the company, as well our ability to generate cash and deliver strong financial performance for shareholders,” said James J. O’Brien, Ashland chairman and chief executive officer. “Since 2009, we have tripled our annual dividend, a clear sign that Ashland’s transformation into a specialty chemical company has yielded tangible benefits for our shareholders and provided a strong platform for continued growth in the years ahead.”

In more than 100 countries, the people of Ashland Inc. (NYSE: ASH) provide the specialty chemicals, technologies and insights to help customers create new and improved products for today and sustainable solutions for tomorrow. Our chemistry is at work every day in a wide variety of markets and applications, including architectural coatings, automotive, construction, energy, food and beverage, personal care, pharmaceutical, tissue and towel, and water treatment. Visit ashland.com to see the innovations we offer through our four commercial units – Ashland Specialty Ingredients, Ashland Water Technologies, Ashland Performance Materials and Ashland Consumer Markets.

- 0 -

C-ASH

FOR FURTHER INFORMATION:
Media Relations:
Gary Rhodes
+1 (859) 815-3047
glrhodes@ashland.com

Investor Relations:
David Neuberger
+1 (859) 815-4454
daneuberger@ashland.com